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                                                                 EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Southwestern Life Corporation on Form S-8 number 33-61766 of our report, which includes explanatory paragraphs relating to adoption of, and changes in, certain accounting principles and an emphasis paragraph relating to the effects of a potential restructuring or recapitalization of the Company, dated March 30, 1995, on our audits of the consolidated financial statements and financial statement schedules of Southwestern Life Corporation as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in this Annual Report on Form 10-K/A.

                                       COOPERS & LYBRAND L.L.P.


Dallas, Texas
April 5, 1995